Exhibit (s) Filing Fee Calculation,

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock			N/A(2)
Fees to Be Paid						$1,000,000	0.00009270	$92.70
Fees Previously Paid
Carry Forward Securitie
Carry Forward Securities
Total Offering Amounts						$1,000,000
Total Fees Previously Paid
Total Fee Offset
Net Fee Due								$92.70

(1)	Estimated solely for the purpose of calculating the registrationfee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.Given that there is no proposed maximum offeringprice per share of common stock, the Registrant calculates the proposed maximum aggregateoffering price, by analogy to Rule 457(f)(2),based on the book value of the common stock, which is calculated from the Registrant’s auditedbalance sheet as of [________], 2022. Given that the Registrant’s shares of common stock are not traded on an exchange orover-the-counter, theRegistrant did not use the market prices of its common stock in accordance with Rule 457(c).